FULLER, TUBB, POMEROY & STOKES
                           A PROFESSIONAL CORPORATION
                                ATTORNEYS AT LAW
                      201 ROBERT S. KERR AVENUE, SUITE 1000
                             OKLAHOMA CITY, OK 73102

G. M. FULLER (1920-1999)                                 TELEPHONE 405-235-2575
JERRY TUBB                                               FACSIMILE 405-232-8384
DAVID POMEROY
TERRY STOKES
     -----

OF COUNSEL:
MICHAEL A. BICKFORD
THOMAS J. KENAN
ROLAND TAGUE
BRADLEY D. AVEY

                                 September 4, 2002



George W. Cole
EMTC International, Inc.
Suite 770
3535 Northwest 58th Street
Oklahoma City, OK   73112

                                     Re: EMTC International, Inc.

Dear Mr. Cole:

         The undersigned is named in the Forms SB-2 and S-4 Registration Statements of EMTC International, Inc. (the "Company"), an Oklahoma corporation, which registration statements are to be filed with the Securities and Exchange Commission in connection with a proposed merger with Engineering and Technology Materials Corporation, an Oklahoma corporation, and a distribution by SuperCorp Inc., an Oklahoma corporation, of certain of the shares of common stock of the Company to the shareholders of SuperCorp Inc. The capacity in which the undersigned is named in such SB-2 and S-4 Registration Statements is that of counsel to the Company and as a person who has given an opinion on the validity of the securities being registered and upon other legal matters concerning the registration or offering of the securities described therein.

         The undersigned hereby consents to being named in such SB-2 and S-4 Registration Statements in the capacity therein described.

                                                     Sincerely,


                                                     /s/ Thomas J. Kenan

                                                     Thomas J. Kenan


                                                                   Exhibit 23.6